Exhibit 99.1

Media Contact	April 25, 2013
Casey Lassiter, 205-410-2777	For Immediate Release
casey.lassiter@healthsouth.com

Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HealthSouth Reports Strong Results for First Quarter 2013
Revenue Growth of 6.3%
Discharge Growth of 4.1%
Cash Provided by Operating Activities of $121.4 million
Adjusted EBITDA Increased by 9.7%
HealthSouth Also Announces Agreements with IRS Resulting in Increase to Federal NOL

BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE: HLS), the nation's largest owner and operator of inpatient rehabilitation hospitals, today reported its results of operations for the first quarter ended March 31, 2013.
“We are very pleased with our first quarter's results,” said Jay Grinney, President and Chief Executive Officer of HealthSouth. “All of the Company's key operating and financial metrics — discharges, revenues, Adjusted EBITDA, earnings per share, and adjusted free cash flow — demonstrated strong quarter-over-quarter growth. We also continued to invest a portion of our free cash flow towards future growth with the on-going construction of three new hospitals and the purchase of the 58-bed Walton Rehabilitation Hospital in Augusta, Georgia. Walton is the 101st hospital in HealthSouth's national network, and this acquisition marks HealthSouth's entry into the Georgia market.”
First Quarter Results

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Consolidated net operating revenues were $572.6 million for the first quarter of 2013 compared to $538.6 million for the first quarter of 2012, or an increase of 6.3%. This increase was attributable to a 4.1% increase in patient discharges and a 3.1% increase in net patient revenue per discharge. Discharge growth included a 2.2% increase in same-store discharges. Same-store discharges in the first quarter of 2013 were negatively impacted by leap year in 2012 and by the closure of 41 skilled nursing facility beds at two of the Company's hospitals. Approximately 120 basis points of discharge growth from new stores resulted from the consolidation of St. Vincent Rehabilitation Hospital beginning in the third quarter of 2012. Net patient revenue per discharge increased primarily due to pricing adjustments from Medicare and managed care payors, higher patient acuity, and a higher percentage of Medicare patients. Net operating revenues also include the effect of sequestration for Medicare patients admitted but not discharged in the first quarter of 2013.

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Income from continuing operations attributable to HealthSouth per share for the first quarter of 2013 was $0.48 per share compared to $0.40 per share for the same period of 2012. Earnings per share for the first quarter of 2013 reflected strong operating results and higher depreciation and amortization related to increased capital investment in 2012.

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Cash flows provided by operating activities were $121.4 million for the three months ended March 31, 2013, compared to $81.0 million for the same period of 2012. This increase was primarily due to increased net operating revenues and continued disciplined expense management. During the three months ended March 31,

2012, working capital was negatively impacted by higher payroll-related liabilities and the timing of interest payments.

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Adjusted EBITDA (see attached supplemental information) for the three months ended March 31, 2013 was $139.3 million compared to $127.0 million for the three months ended March 31, 2012, or an increase of 9.7%. This improvement was due primarily to continued revenue growth and disciplined expense management offset by higher expense associated with the ongoing implementation of the Company's electronic clinical information system and higher noncontrolling interests expense. Noncontrolling interests expense increased during the first quarter of 2013 compared to the first quarter of 2012 due primarily to the consolidation of St. Vincent Rehabilitation hospital beginning in the third quarter of 2012, changes at two joint venture hospitals, and improved financial performance at the Company's joint venture hospitals.

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Adjusted free cash flow (see attached supplemental information) for the three months ended March 31, 2013 was $85.7 million compared to $45.2 million for the same period of 2012. Increases to adjusted free cash flow resulted from continued Adjusted EBITDA growth and a decrease in working capital, as discussed above.

“During the first quarter of 2013, we launched and completed a tender offer for our common shares resulting in the repurchase of approximately 9.5% of our outstanding shares at a price of $25.50 per share,” said Doug Coltharp, Executive Vice President and Chief Financial Officer of HealthSouth. “The tender offer was funded with approximately $152 million of cash on hand and an $82 million borrowing under our $600 million revolving credit facility. This action is consistent with our strategy of utilizing our substantial free cash flow generation and balance sheet capacity to enhance shareholder value via an array of investment and capital return alternatives.”
Subsequent Event — Agreements with IRS
On April 25, 2013, the Company entered into closing agreements with the IRS that settle federal income tax matters related to the previous restatement of its financial statements, as well as certain other tax matters, through December 31, 2008. As a result of these closing agreements, the Company expects to increase its deferred tax assets, primarily its federal NOL, and record a net federal income tax benefit of at least $91 million in the second quarter of 2013. Using an estimated basic common share count of 88.0 million shares, this income tax benefit would increase the Company's expected earnings per share by at least $1.03 per share in the second quarter of 2013. This federal income tax benefit is expected to result in at least a $260 million increase to the Company's federal NOL on a gross basis.
2013 Guidance
In the Company's Current Report on Form 8-K dated February 19, 2013 and related earnings release, the Company provided 2013 guidance which consisted of Adjusted EBITDA in the range of $506 million to $516 million and income from continuing operations attributable to HealthSouth per share in the range of $1.50 to $1.56 per share.
As a result of the common stock tender offer completed by the Company in the first quarter of 2013, the Company is updating its earnings per share guidance range to $1.61 to $1.68 solely to reflect a lower share count and higher interest expense resulting from the repurchase of approximately 9.1 million common shares in March 2013.
Based on its results for the first quarter of 2013, the Company expects its 2013 full-year Adjusted EBITDA and earnings per share to be at the high end of, or higher than, these guidance ranges. In addition, the impact of the income tax benefit discussed above for the second quarter of 2013 is not included in this range. As the Company has done in the past, it will re-visit full-year guidance after closing the second quarter.
Earnings Conference Call and Webcast
The Company will host an investor conference call at 9:00 a.m. Eastern Time on Friday, April 26, 2013 to discuss its results for the first quarter of 2013. For reference during the call, the Company will post certain supplemental slides at
http://investor.healthsouth.com.
The conference call may be accessed by dialing 877-587-6761 and giving the pass code 29682250. International callers should dial 706-679-1635 and give the same pass code. Please call approximately ten minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at http://investor.healthsouth.com by clicking on an available link.

A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from April 26, 2013 until May 10, 2013. To access the replay, please dial 800-585-8367. International callers should dial 404-537-3406. The webcast will also be archived for replay purposes after the live broadcast at
http://investor.healthsouth.com.
About HealthSouth
HealthSouth is the nation's largest owner and operator of inpatient rehabilitation hospitals in terms of patients treated and discharged, revenues, and number of hospitals. Operating in 28 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, outpatient rehabilitation satellite clinics, and home health agencies. HealthSouth's hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, orthopedic, cardiac and pulmonary conditions, brain and spinal cord injuries, and amputations. HealthSouth can be found on the Web at www.healthsouth.com.
Other Information
The information in this press release is summarized and should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 (the “March 2013 Form 10-Q”), when filed, as well as the Company's Current Report on Form 8-K filed on April 25, 2013. In addition, the Company will post supplemental slides today on its website at http://investor.healthsouth.com for reference during its April 26, 2013 earnings call.
When filed, the March 2013 Form 10-Q can be found on the Company's website at http://investor.healthsouth.com and the SEC's website at www.sec.gov.

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(In Millions, Except Per Share Data)
Net operating revenues	$572.6	$538.6
Less: Provision for doubtful accounts	(7.4)	(6.3)
Net operating revenues less provision for doubtful accounts	565.2	532.3
Operating expenses:
Salaries and benefits	274.6	261.0
Other operating expenses	78.1	73.8
Occupancy costs	12.2	12.5
Supplies	26.2	26.5
General and administrative expenses	30.2	30.0
Depreciation and amortization	22.1	19.5
Professional fees—accounting, tax, and legal	1.4	3.6
Total operating expenses	444.8	426.9
Interest expense and amortization of debt discounts and fees	24.2	23.3
Other income	(0.7)	(0.9)
Equity in net income of nonconsolidated affiliates	(2.9)	(3.3)
Income from continuing operations before income tax expense	99.8	86.3
Provision for income tax expense	33.5	29.1
Income from continuing operations	66.3	57.2
Loss from discontinued operations, net of tax	(0.4)	(0.4)
Net income	65.9	56.8
Less: Net income attributable to noncontrolling interests	(14.6)	(12.6)
Net income attributable to HealthSouth	51.3	44.2
Less: Convertible perpetual preferred stock dividends	(5.7)	(6.4)
Less: Repurchase of convertible perpetual preferred stock	—	(0.5)
Net income attributable to HealthSouth common shareholders	$45.6	$37.3
Weighted average common shares outstanding:
Basic	94.0	94.5
Diluted	107.1	108.7
Earnings per common share:
Basic earnings per share attributable to HealthSouth common shareholders:
Continuing operations	$0.49	$0.40
Discontinued operations	—	(0.01)
Net income	$0.49	$0.39
Diluted earnings per share attributable to HealthSouth common shareholders:
Continuing operations	$0.48	$0.40
Discontinued operations	—	(0.01)
Net income	$0.48	$0.39
Amounts attributable to HealthSouth common shareholders:
Income from continuing operations	$51.7	$44.6
Loss from discontinued operations, net of tax	(0.4)	(0.4)
Net income attributable to HealthSouth	$51.3	$44.2

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31, 2013	December 31, 2012
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$80.1	$132.8
Accounts receivable, net of allowance for doubtful accounts of $30.2 in 2013; $28.7 in 2012	266.3	249.3
Deferred income tax assets	137.5	137.5
Other current assets	113.4	117.2
Total current assets	597.3	636.8
Property and equipment, net	764.2	748.0
Goodwill	443.4	437.3
Intangible assets, net	82.7	73.2
Deferred income tax assets	359.8	393.5
Other long-term assets	144.9	135.4
Total assets	$2,392.3	$2,424.2
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$61.2	$45.3
Accrued expenses and other current liabilities	255.8	255.6
Total current liabilities	317.0	300.9
Long-term debt, net of current portion	1,365.3	1,239.9
Other long-term liabilities	130.5	130.5
	1,812.8	1,671.3
Commitments and contingencies
Convertible perpetual preferred stock	342.2	342.2
Redeemable noncontrolling interests	13.8	7.2
Shareholders’ equity:
HealthSouth shareholders’ equity	108.3	291.0
Noncontrolling interests	115.2	112.5
Total shareholders’ equity	223.5	403.5
Total liabilities and shareholders’ equity	$2,392.3	$2,424.2

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(In Millions)
Cash flows from operating activities:
Net income	$65.9	$56.8
Loss from discontinued operations	0.4	0.4
Adjustments to reconcile net income to net cash provided by operating activities—
Provision for doubtful accounts	7.4	6.3
Depreciation and amortization	22.1	19.5
Equity in net income of nonconsolidated affiliates	(2.9)	(3.3)
Distributions from nonconsolidated affiliates	3.4	3.3
Stock-based compensation	6.3	6.1
Deferred tax expense	31.7	27.0
Other	0.8	1.4
(Increase) decrease in assets—
Accounts receivable	(24.3)	(27.5)
Other assets	1.4	(4.0)
Increase (decrease) in liabilities—
Accounts payable	12.1	6.0
Other liabilities	(2.2)	(11.4)
Net cash (used in) provided by operating activities of discontinued operations	(0.7)	0.4
Total adjustments	55.1	23.8
Net cash provided by operating activities	121.4	81.0
Cash flows from investing activities:
Purchases of property and equipment	(30.1)	(27.2)
Capitalized software costs	(8.1)	(6.9)
Prepaid acquisition of business	(11.0)	—
Other	1.3	1.2
Net cash used in investing activities	(47.9)	(32.9)
Cash flows from financing activities:
Borrowings on revolving credit facility	122.0	25.0
Payments on revolving credit facility	—	(10.0)
Repurchase of common stock, including fees and expenses	(232.6)	—
Repurchase of convertible perpetual preferred stock	—	(24.7)
Dividends paid on convertible perpetual preferred stock	(5.7)	(6.8)
Distributions paid to noncontrolling interests of consolidated affiliates	(13.2)	(13.1)
Other	3.3	(4.3)
Net cash used in financing activities	(126.2)	(33.9)
(Decrease) increase in cash and cash equivalents	(52.7)	14.2
Cash and cash equivalents at beginning of period	132.8	30.1
Cash and cash equivalents at end of period	$80.1	$44.3

HealthSouth Corporation and Subsidiaries
Supplemental Information
Earnings Per Share

	Q1 2013	Q1 2012
	(In Millions, Except Per Share Data)
Adjusted EBITDA	$139.3	$127.0
Interest expense and amortization of debt discounts and fees	(24.2)	(23.3)
Depreciation and amortization	(22.1)	(19.5)
Stock-based compensation expense	(6.3)	(6.1)
Noncash loss on disposal of assets	(0.1)	(0.8)
	86.6	77.3
Certain nonrecurring expenses:
Professional fees—accounting, tax, and legal	(1.4)	(3.6)
Pre-tax income	85.2	73.7
Income tax expense (1)	(33.5)	(29.1)
Income from continuing operations (2)	$51.7	$44.6

Basic shares	94.0	94.5
Diluted shares	107.1	108.7

Basic earnings per share (2)	$0.49	$0.40
Diluted earnings per share (2)	$0.48	$0.40	(3)

(1)	Cash income tax expense for the three months ended March 31, 2013 and 2012 was $1.8 million and $2.1 million, respectively.

(2)	Income from continuing operations attributable to HealthSouth

(3)
For the first quarter of 2012, adding back the dividends for the Company's convertible perpetual preferred stock to income from continuing operations causes a per share increase when calculating diluted earnings per share resulting in an antidilutive per share amount. Therefore, basic and diluted earnings per share are the same. A computation of basic and diluted earnings per share can be found in Note 8, Earnings per Common Share, to the condensed consolidated financial statements included in Part I, Item 1, Financial Statements (Unaudited), of the Form 10-Q for the quarterly period ended March 31, 2013, when filed.

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended March 31,
	2013	2012
	(In Millions)
Net income	$65.9	$56.8
Loss from discontinued operations, net of tax, attributable to HealthSouth	0.4	0.4
Provision for income tax expense	33.5	29.1
Interest expense and amortization of debt discounts and fees	24.2	23.3
Professional fees-accounting, tax, and legal	1.4	3.6
Net noncash loss on disposal of assets	0.1	0.8
Depreciation and amortization	22.1	19.5
Stock-based compensation expense	6.3	6.1
Net income attributable to noncontrolling interests	(14.6)	(12.6)
Adjusted EBITDA	$139.3	$127.0

HealthSouth Corporation and Subsidiaries
Supplemental Information
Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	Three Months Ended March 31,		Year Ended December 31,

	2013	2012	2012
	(In Millions)
Net cash provided by operating activities	$121.4	$81.0	$411.5
Impact of discontinued operations	0.7	(0.4)	(2.0)
Net cash provided by operating activities of continuing operations	122.1	80.6	409.5
Capital expenditures for maintenance	(18.9)	(19.1)	(83.0)
Dividends paid on convertible perpetual preferred stock	(5.7)	(6.8)	(24.6)
Distributions paid to noncontrolling interests of consolidated affiliates	(13.2)	(13.1)	(49.3)
Nonrecurring items:
Premium paid on redemption of bonds	—	—	1.9
Cash paid for:
Professional fees—accounting, tax, and legal	1.4	3.6	16.1
Government, class action, and related settlements, including certain settlements related to unclaimed property	—	—	(2.6)
Adjusted free cash flow	$85.7	$45.2	$268.0

For the three months ended March 31, 2013, net cash used in investing activities was $47.9 million and resulted primarily from capital expenditures and acquisition activity. Net cash used in financing activities during the three months ended March 31, 2013 was $126.2 million and resulted primarily from repurchases of common stock as part of the tender offer completed in the first quarter of 2013.
For the three months ended March 31, 2012, net cash used in investing activities was $32.9 million and resulted primarily from capital expenditures. Net cash used in financing activities during the three months ended March 31, 2012 was $33.9 million and resulted primarily from net debt borrowings, the repurchase of 25,000 shares of the Company's convertible perpetual preferred stock, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company's convertible perpetual preferred stock.
For the year ended December 31, 2012, net cash used in investing activities was $178.8 million and resulted primarily from capital expenditures. Net cash used in financing activities during the year ended December 31, 2012 was $130.0 million and resulted primarily from distributions paid to noncontrolling interests of consolidated affiliates, repurchases of 46,645 shares of the Company's convertible perpetual preferred stock, dividends paid on the Company's convertible perpetual preferred stock, and net principal payments on debt offset by capital contributions from consolidated affiliates.

HealthSouth Corporation and Subsidiaries
Forward-Looking Statements

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, HealthSouth's plan to repurchase its debt or equity securities, dividend strategies, effective income tax rates, HealthSouth's business strategy, its financial plans, its future financial performance, or its projected business results or model, or its projected capital expenditures, or its leverage ratio. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving the HealthSouth, including its pending HHS-OIG investigations; potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of HealthSouth's information systems; significant changes in HealthSouth's management team; HealthSouth's ability to successfully complete and integrate de novo developments, acquisitions, investments, and joint ventures consistent with its growth strategy; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth's services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels, including as part of national healthcare reform and deficit reduction; competitive pressures in the healthcare industry and HealthSouth's response thereto; HealthSouth's ability to obtain and retain favorable arrangements with third-party payors; HealthSouth's ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth's labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; the increase in the costs of defending and insuring against alleged professional liability claims and HealthSouth's ability to predict the estimated costs related to such claims; and other factors which may be identified from time to time in HealthSouth's SEC filings and other public announcements, including HealthSouth's Form 10‑K for the year ended December 31, 2012 and Form 10-Q for the quarter ended March 31, 2013, when filed.